Exhibit 99.1
Kerr-McGee Reports Record Net Income

Oklahoma City, July 27, 2005 - Kerr-McGee Corp. (NYSE: KMG) reports net income for the 2005 second quarter of $370.8 million ($2.60 per diluted common share), compared with $110.6 million ($1.01 per share) for the 2004 second quarter. The company’s 2005 second-quarter adjusted after-tax income was $378.4 million ($2.65 per share), compared with $119.9 million ($1.09 per share) for the second quarter of 2004. Adjusted after-tax income is determined by excluding from net income the results from discontinued operations and other items. The $258.5 million increase in the 2005 second-quarter adjusted after-tax income versus the 2004 quarter primarily was due to higher oil and natural gas sales prices, higher oil and gas sales volumes, and higher chemical operating profit. Higher oil and gas sales volumes were due primarily to the acquisition of Westport Resources Corp. on June 25, 2004, and start of production in the Bohai Bay area of China and from the Red Hawk field in the deepwater Gulf of Mexico in the 2004 third quarter. This increase was partially offset by higher oil and gas lifting costs, depreciation and depletion, exploration expense and a provision for income taxes.

			Six Months Ended
	Second Quarter		June 30,
(Millions of dollars, except per-share amounts)	2005	2004	2005	2004
Net Income	$370.8	$110.6	$725.3	$262.8
Add Loss from Discontinued Operations	1.5	3.6	2.0	6.4
Add Other Items(1)	6.1	5.7	46.9	10.2
Adjusted After-Tax Income	$378.4	$119.9	$774.2	$279.4

Diluted Earnings Per Share
Net Income	$2.60	$1.01	$4.78	$2.42
Discontinued Operations	.01	.04	.01	.06
Continuing Operations	$2.61	$1.05	$4.79	$2.48
Adjusted After-Tax Income	$2.65	$1.09	$5.10	$2.57

(1)	Items included in “Other Items” are listed on page 8 as “Other Information, Net of Income Taxes.”

Adjusted after-tax income and the related measure per diluted share exclude items that management deems to not be reflective of the company’s core operations. These measures are non-GAAP financial measures. Management believes that these measures provide valuable insight into the company’s core earnings from operations and enable investors and analysts to better compare core operating results with those of other companies by eliminating items that may be unique to the company. Other companies may define these items differently, and the company cannot assure that adjusted after-tax income and the related measure per diluted share are comparable with similarly titled amounts for other companies.

“While achieving record net income for the quarter, we have remained focused on transitioning to a pure-play exploration and production company with a balanced portfolio of oil and gas assets,” said Luke R. Corbett, Kerr-McGee chairman and chief executive officer. “Strong market conditions in the energy and chemical sectors provide us with this opportunity and we have returned immediate value to our stockholders through the repurchase of approximately 29% of our total outstanding shares as of March 31, 2005. The separation of our chemical business remains on track, and we expect to make a decision regarding a sale or IPO/spinoff during the third quarter. In regards to the divestiture of select lower-growth oil and gas assets, we are pleased with the level of interest from prospective buyers and expect to complete a majority of the sales by year end.
“We are expanding our development program in the Rocky Mountain division to capitalize on these lower-risk, high-return assets,” he said. “Growth from these properties will be supplemented by our development activities in the deepwater Gulf of Mexico and Bohai Bay, which are on or ahead of schedule and within budget.”

Exploration and Production and Chemical Operating Profit
Second-quarter 2005 operating profit was $719.1 million, compared with $276.9 million in the 2004 second quarter. Exploration and production operating profit for the 2005 second quarter was $685.4 million, compared with $263.0 million for the prior-year quarter. The increase was due to higher oil and gas sales prices coupled with higher oil and gas sales volumes primarily as a result of the Westport acquisition and start of production in China and at Red Hawk. These increased revenues were partially offset by higher exploration expense, lifting costs, depreciation and depletion, and other operating expenses.

Chemical operating profit in the 2005 second quarter was $33.7 million, an increase of $19.8 million compared with the same prior-year period. The increase primarily was a result of higher pigment sales prices, partially offset by the effect of lower sales volumes.

Share Repurchase and Debt
During the second quarter of 2005, the company repurchased 46,727,763 shares of its common stock at a price of $85 per share for a total cost of approximately $4 billion. To fund the share purchase program the company sold $4.25 billion of term loans, $2 billion of which matures in two years and the balance in six years. In addition, the company entered into a new $1.25 billion five-year revolving line of credit. At June 30, 2005, debt outstanding totaled $7 billion, compared with $3.1 billion at March 31, 2005.

Oil and Gas Volumes and Prices
Kerr-McGee’s daily oil production averaged 175,000 barrels in the 2005 second quarter, compared with 140,500 barrels in the 2004 period, an increase of 25%. The increase was primarily due to the Westport acquisition and start of production in China.
The average sales price for oil for the 2005 second quarter, including the effect of the company’s hedging program, was $42.90 per barrel, which was 59% higher than in the prior-year quarter.
Natural gas sales averaged 1,118 million cubic feet per day for the 2005 second quarter, up 51% from the prior-year period, primarily due to the Westport acquisition and the start of production at Red Hawk.
The average natural gas sales price, including the effects of the company’s hedging program, was $6.42 per thousand cubic feet, compared with $4.70 per thousand cubic feet in the 2004 second quarter.

In the first half of 2005, Kerr-McGee expanded its hedging program, which includes a combination of costless collars and fixed-price swaps derivative contracts. The hedging program now covers approximately 75% of the company’s remaining 2005 and 2006 expected eligible production and approximately 50% of its 2007 expected eligible production. Eligible production excludes production from Bohai Bay, China, gas production from the North Sea, and production expected to be disposed of in the asset divesture program.

Revenues and Capital Expenditures
Second-quarter 2005 revenues of $1.8 billion were up 70% from the prior-year period. Capital expenditures were $485.0 million, compared with $289.2 million for the 2004 second quarter.

Kerr-McGee will hold a conference call today at 11 a.m. EDT to discuss its second-quarter 2005 financial and operating results and expectations for the future. Interested parties may listen to the call via Kerr-McGee’s website at www.kerr-mcgee.com or by calling 1-888-482-0024 in the United States, or 1-617-801-9702 outside the United States. The password for both dial-in numbers will be Kerr-McGee.
Detailed listings of Kerr-McGee’s oil and gas derivatives and projected daily average production volumes will be available on the company’s website at http://www.kerr-mcgee.com/ir/guidance.htm at the time of the call. A replay of the call will be available for 48 hours at 1-888-286-8010 in the United States or 1-617-801-6888 outside the United States. The code for the replay will be #37639132. The webcast will be archived for 30 days on the company’s website.
Kerr-McGee is an Oklahoma City-based energy and inorganic chemical company with worldwide operations and assets of more than $15 billion. For more information, visit the company’s website at www.kerr-mcgee.com.

Statements in this news release regarding the company’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “expects,”“believe,”“projected,” or similar words. In addition, any statements regarding possible commerciality, development plans, capacity expansions, drilling of new wells, ultimate recoverability of reserves, future production rates, cash flows and changes in any of the foregoing are forward-looking statements. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the timing, manner and success of the planned separation of Kerr-McGee’s chemical business and the divestiture of certain oil and gas properties, the success of the oil and gas exploration and production program, drilling risks, the market value of Kerr-McGee’s products, uncertainties in interpreting engineering data, demand for consumer products for which Kerr-McGee’s businesses supply raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets (including changes in currency exchange rates), political or economic conditions in areas where Kerr-McGee operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors section of the company’s Annual Report on Form 10-K and other SEC filings. Actual results and developments may differ materially from those expressed or implied in this news release.

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Media Contacts:	Debbie Schramm Direct: 405-270-2877 Pager: 888-734-8294 dschramm@kmg.com	John Christiansen Direct: 405-270-3995 Cell: 405-406-6574 jchristiansen@kmg.com

Investor contact:	Rick Buterbaugh Direct: 405-270-3561

05-41

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
(Millions of dollars, except per-share amounts)	2005	2004	2005	2004
Consolidated Statement of Income
Revenues	$1,849.9	$1,091.2	$3,566.9	$2,200.0
Costs and Expenses
Costs and operating expenses	556.1	427.8	1,077.5	822.5
Selling, general and administrative expenses	109.6	77.9	201.9	158.8
Shipping and handling expenses	50.0	38.3	98.1	76.0
Depreciation and depletion	307.5	190.8	617.7	380.9
Accretion expense	8.6	6.8	17.3	13.4
Asset impairments	0.5	1.1	4.6	14.3
(Gain) loss associated with assets held for sale	(24.6)	3.9	(46.3)	7.3
Exploration, including dry holes and amortization of
undeveloped leases	120.9	65.5	183.8	116.1
Taxes, other than income taxes	45.4	28.4	91.8	56.4
Provision for environmental remediation and restoration,
net of reimbursements	2.2	3.7	26.5	2.9
Interest and debt expense	81.1	55.7	141.9	112.7
Total Costs and Expenses	1,257.3	899.9	2,414.8	1,761.3
	592.6	191.3	1,152.1	438.7
Other Income (Expense)	(9.5)	(6.7)	(10.0)	(6.8)
Income from Continuing Operations before Income Taxes	583.1	184.6	1,142.1	431.9
Provision for Income Taxes	(210.8)	(70.4)	(414.8)	(162.7)
Income from Continuing Operations	372.3	114.2	727.3	269.2
Loss from Discontinued Operations, net of taxes	(1.5)	(3.6)	(2.0)	(6.4)
Net Income	$370.8	$110.6	$725.3	$262.8

Income (Loss) per Common Share
Basic -
Continuing operations	$2.64	$1.11	$4.92	$2.64
Discontinued operations	(0.01)	(0.04)	(0.01)	(0.06)
Net income	$2.63	$1.07	$4.91	$2.58
Diluted -
Continuing operations	$2.61	$1.05	$4.79	$2.48
Discontinued operations	(0.01)	(0.04)	(0.01)	(0.06)
Net income	$2.60	$1.01	$4.78	$2.42

Weighted average shares outstanding (thousands) -
Basic	140,813	103,609	147,783	101,956
Diluted	142,714	114,795	152,713	113,050

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
(Millions of dollars)	2005	2004 (a)	2005	2004 (a)
Segment Information
Revenues
Exploration and production (b)	$1,494.0	$765.1	$2,876.8	$1,598.9
Chemical - Pigment	331.4	302.8	642.2	555.2
Chemical - Other	24.4	23.3	47.8	45.8
	1,849.8	1,091.2	3,566.8	2,199.9
All other	0.1	-	0.1	0.1
Total	$1,849.9	$1,091.2	$3,566.9	$2,200.0

Operating Profit
Exploration and production -
Domestic (b)	$548.1	$261.2	$1,010.4	$569.5
North Sea	186.0	76.1	377.1	169.1
China	50.1	(1.7)	99.4	(3.0)
Other international	(2.0)	(2.1)	(4.2)	(5.0)
Asset impairments	(0.5)	(1.1)	(4.6)	(14.3)
Gain (loss) associated with assets held for sale	24.6	(3.9)	46.3	(7.3)
Total Production Operations	806.3	328.5	1,524.4	709.0
Exploration expense	(120.9)	(65.5)	(183.8)	(116.1)
	685.4	263.0	1,340.6	592.9
Chemical -
Pigment	31.9	13.5	64.2	20.7
Other	1.8	0.4	(7.2)	(2.3)
	33.7	13.9	57.0	18.4
Total	719.1	276.9	1,397.6	611.3
Interest and debt expense	(81.1)	(55.7)	(141.9)	(112.7)
Corporate expenses	(44.3)	(26.5)	(89.2)	(57.3)
Provision for environmental remediation and restoration	(1.1)	(3.4)	(14.4)	(2.6)
Other income (expense)	(9.5)	(6.7)	(10.0)	(6.8)
Provision for income taxes	(210.8)	(70.4)	(414.8)	(162.7)
Income from Continuing Operations	372.3	114.2	727.3	269.2
Loss from Discontinued Operations, net of taxes	(1.5)	(3.6)	(2.0)	(6.4)
Net Income	$370.8	$110.6	$725.3	$262.8

Net Operating Profit
Exploration and production	$451.6	$165.8	$868.5	$373.5
Chemical - Pigment	22.1	8.1	43.9	13.4
Chemical - Other	1.2	0.2	(4.7)	(1.5)
Total	474.9	174.1	907.7	385.4
Interest and debt expense	(51.0)	(36.1)	(89.9)	(72.8)
Corporate expenses	(44.3)	(17.1)	(74.6)	(37.2)
Provision for environmental remediation and restoration	(0.8)	(2.2)	(9.4)	(1.6)
Other income (expense)	(6.5)	(4.5)	(6.5)	(4.6)
Income from Continuing Operations	372.3	114.2	727.3	269.2
Loss from Discontinued Operations, net of taxes	(1.5)	(3.6)	(2.0)	(6.4)
Net Income	$370.8	$110.6	$725.3	$262.8

(a)	Certain prior year amounts have been reclassified to conform with the current year's presentation.
(b)
Includes a gain (loss) on nonhedge derivatives of $12.4 and $5.4 for the quarters ended June 30, 2005 and 2004 respectively, and ($38.8) and $5.4 for the six months ended June 30, 2005 and 2004, respectively.

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
(Millions of dollars)	2005	2004 (a)	2005	2004 (a)
Selected Exploration and Production Information
Revenues, excluding marketing revenues	$1,355.6	$677.8	$2,606.5	$1,429.9
Lifting Costs -
Lease operating expense	146.4	82.0	288.2	170.9
Production and ad valorem taxes	34.0	18.2	64.1	33.3
Total lifting costs	180.4	100.2	352.3	204.2
Depreciation, depletion and amortization	278.0	160.3	558.8	322.0
Accretion expense	8.4	6.8	16.9	13.4
Asset impairments	0.5	1.1	4.6	14.3
(Gain) loss associated with assets held for sale	(24.6)	3.9	(46.3)	7.3
General and administrative expense	43.7	35.0	73.3	66.2
Transportation expense	36.3	24.8	71.1	51.6
Gas gathering, pipeline and other expenses	26.0	17.9	52.3	42.8
Exploration expense	120.9	65.5	183.8	116.1
Total operating costs and expenses	669.6	415.5	1,266.8	837.9
Operating profit, excluding net marketing margin	686.0	262.3	1,339.7	592.0
Marketing - gas sales revenues	138.4	87.3	270.3	169.0
Marketing - gas purchase cost (including transportation)	(139.0)	(86.6)	(269.4)	(168.1)
Total Operating Profit	$685.4	$263.0	$1,340.6	$592.9

Other Information, Net of Income Taxes
Nonhedge losses on derivatives and Devon stock revaluation	$(8.3)	$5.6	$(47.8)	$6.1
Foreign currency gains (losses)	(3.2)	(1.6)	0.4	(2.9)
Asset impairments	(0.3)	(0.7)	(3.0)	(9.3)
Gain (loss) associated with assets held for sale	31.6	(2.7)	45.7	(5.0)
Environmental provision, net of reimbursements	(1.3)	(2.4)	(17.0)	(1.8)
Employee retention programs	(5.5)	-	(5.5)	-
Cost of separating the chemical business	(0.7)	-	(0.7)	-
Mobile plant shutdown	-	(2.3)	-	(1.1)
Savannah plant write-down	(0.5)	-	(1.0)	-
Gain on sale of Devon stock	-	-	-	5.8
Tax on repatriation of foreign earnings	(12.1)	-	(12.1)	-
Other items	(5.8)	(1.6)	(5.9)	(2.0)
Total	$(6.1)	$(5.7)	$(46.9)	$(10.2)

Selected Cash Flow Information
Cash Provided by Operating Activities	$781.7	$432.8	$1,578.5	$707.4
Depreciation, Depletion and Amortization
(Including asset impairments and gain/loss on assets held for sale)	299.7	209.4	608.2	429.1
Dividends Paid	73.7	45.6	142.0	91.0
Capital Expenditures (including dry hole costs) -
Exploration and production	$459.4	$263.9	$843.1	$409.7
Chemical - Pigment	17.7	18.5	28.5	38.5
Chemical - Other	1.9	3.4	2.8	5.2
	479.0	285.8	874.4	453.4
All other	6.0	3.4	9.0	5.6
Total Capital Expenditures (including dry hole costs)	$485.0	$289.2	$883.4	$459.0

			At	At
			June 30,	December 31,
			2005	2004
Selected Balance Sheet Information
Cash and Cash Equivalents			$324.1	$75.7
Current Assets			2,298.2	1,887.1
Total Assets			15,177.1	14,518.2
Current Liabilities			2,468.0	2,505.5
Total Debt			6,955.6	3,699.3
Stockholders' Equity			1,962.2	5,317.5

Shares outstanding at period-end			115,168	151,889

(a)	Certain prior year amounts have been reclassified to conform with the current year's presentation.

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Crude oil & condensate production (thousands of bbls/day)
Domestic -
Offshore	60.0	57.0	60.9	57.2
Onshore	36.1	19.8	36.1	19.3
North Sea	61.9	63.7	64.9	65.3
China	17.0	-	19.4	-
Total	175.0	140.5	181.3	141.8

Average price of crude oil sold (per bbl) (a)
Domestic -
Offshore	$42.55	$28.08	$41.96	$28.42
Onshore	39.56	25.50	38.51	25.68
North Sea	45.10	26.40	44.27	26.45
China	42.85	-	40.46	-
Average	$42.90	$26.97	$41.93	$27.14

Natural gas sold (MMCF/day)
Domestic -
Offshore	452	314	432	321
Onshore	571	334	584	328
North Sea	95	92	95	102
Total	1,118	740	1,111	751

Average price of natural gas sold (per MCF) (a)
Domestic -
Offshore	$6.91	$5.16	$6.77	$5.42
Onshore	6.35	4.58	6.04	4.96
North Sea	4.54	3.61	5.35	4.05
Average	$6.42	$4.70	$6.27	$5.03

Titanium dioxide pigment production
(thousands of tonnes)	131	143	264	279

(a)	The effect of the company's oil and gas commodity hedging program is included in the average sales prices shown above.

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Reported to Adjusted Income from Continuing Operations
(Unaudited)

	Second Quarter 2005			Year-to-Date 2005

		Other			Other
(Millions of dollars, except per-share amounts)	Reported	Items	Adjusted	Reported	Items	Adjusted
			Non-GAAP			Non-GAAP
Operating Profit
Exploration and production -
Domestic	$548.1	$19.4	$567.5	$1,010.4	$80.1	$1,090.5
North Sea	186.0	-	186.0	377.1	-	377.1
China	50.1	-	50.1	99.4	-	99.4
Other international	(2.0)	-	(2.0)	(4.2)	-	(4.2)
Asset impairments	(0.5)	0.5	-	(4.6)	4.6	-
Gain associated with assets held for sale	24.6	(24.6)	-	46.3	(46.3)	-
Total Production Operations	806.3	(4.7)	801.6	1,524.4	38.4	1,562.8
Exploration expense	(120.9)	-	(120.9)	(183.8)	-	(183.8)
	685.4	(4.7)	680.7	1,340.6	38.4	1,379.0
Chemical -
Pigment	31.9	1.9	33.8	64.2	2.9	67.1
Other	1.8	(0.1)	1.7	(7.2)	10.9	3.7
	33.7	1.8	35.5	57.0	13.8	70.8
Total segment operating profit	719.1	(2.9)	716.2	1,397.6	52.2	1,449.8

Unallocated Expenses
Interest and debt expense	(81.1)	-	(81.1)	(141.9)	-	(141.9)
Corporate expenses	(44.3)	12.0	(32.3)	(89.2)	12.1	(77.1)
Environmental provision, net of reimbursements	(1.1)	1.1	-	(14.4)	14.4	-
Other income (expense)	(9.5)	4.5	(5.0)	(10.0)	(0.3)	(10.3)
Provision for income taxes	(210.8)	(8.6)	(219.4)	(414.8)	(31.5)	(446.3)
Income from Continuing Operations	$372.3	$6.1	$378.4	$727.3	$46.9	$774.2

Net Operating Profit
Exploration and production	$451.6	$(18.7)	$432.9	$868.5	$9.3	$877.8
Chemical - Pigment	22.1	1.2	23.3	43.9	1.8	45.7
Chemical - Other	1.2	(0.1)	1.1	(4.7)	7.0	2.3
Total	474.9	(17.6)	457.3	907.7	18.1	925.8
Interest and debt expense	(51.0)	-	(51.0)	(89.9)	-	(89.9)
Corporate expenses	(44.3)	19.8	(24.5)	(74.6)	19.9	(54.7)
Environmental provision, net of reimbursements	(0.8)	0.7	(0.1)	(9.4)	9.3	(0.1)
Other income (expense)	(6.5)	3.2	(3.3)	(6.5)	(0.4)	(6.9)
Income from Continuing Operations	$372.3	$6.1	$378.4	$727.3	$46.9	$774.2

Net Income Per Share - Diluted	$2.60		$2.65	$4.78		$5.10

Adjusted after-tax income from continuing operations and the related measure per diluted share exclude items that management deems to not be reflective of the company's core operations. These measures are non-GAAP financial measures. Management believes that these measures provide valuable insight into the company's core earnings from continuing operations and enable investors and analysts to better compare core operating results with those of other companies by eliminating items that may be unique to the company. Other companies may define these items differently, and the company cannot assure that adjusted after-tax income is comparable with similarly titled amounts for other companies.

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
Schedule of Other Items
(Unaudited)

	Second Quarter 2005			Year-to-Date 2005

	Before		After	Before		After
(Millions of dollars)	Tax	Tax	Tax	Tax	Tax	Tax
Other Items Adjusting Segment Operating Profit
Exploration and Production
Nonhedge losses on derivatives	$(12.8)	$4.5	$(8.3)	$(73.6)	$25.8	$(47.8)
Asset impairments	(0.5)	0.2	(0.3)	(4.6)	1.6	(3.0)
Gain associated with assets held for sale	24.6	7.0	31.6	46.3	(0.6)	45.7
Environmental provision	(1.1)	0.4	(0.7)	(1.1)	0.4	(0.7)
Employee retention programs	(5.5)	1.9	(3.6)	(5.4)	1.9	(3.5)
Total Exploration and Production	4.7	14.0	18.7	(38.4)	29.1	(9.3)

Chemical - Pigment
Savannah plant write-down	(0.9)	0.4	(0.5)	(1.8)	0.8	(1.0)
Employee retention programs	(0.9)	0.3	(0.6)	(0.9)	0.3	(0.6)
Other items	(0.1)	-	(0.1)	(0.2)	-	(0.2)
Total Chemical - Pigment	(1.9)	0.7	(1.2)	(2.9)	1.1	(1.8)

Chemical - Other
Environmental provision	0.1	-	0.1	(10.9)	3.9	(7.0)

Total Chemical	(1.8)	0.7	(1.1)	(13.8)	5.0	(8.8)

Other Items Adjusting Unallocated Expenses
Foreign currency gains (losses)	(4.5)	1.3	(3.2)	0.3	0.1	0.4
Environmental provision, net of reimbursements	(1.1)	0.4	(0.7)	(14.4)	5.1	(9.3)
Employee retention programs	(2.1)	0.8	(1.3)	(2.1)	0.8	(1.3)
Costs of separating the chemical business	(1.0)	0.3	(0.7)	(1.0)	0.3	(0.7)
Tax on repatriation of foreign earnings	-	(12.1)	(12.1)	-	(12.1)	(12.1)
Other corporate expenses	(8.9)	3.2	(5.7)	(9.0)	3.2	(5.8)
Total Other	(17.6)	(6.1)	(23.7)	(26.2)	(2.6)	(28.8)

Total	$(14.7)	$8.6	$(6.1)	$(78.4)	$31.5	$(46.9)

Adjusted after-tax income from continuing operations and the related measure per diluted share exclude items that management deems to not be reflective of the company's core operations. These measures are non-GAAP financial measures. Management believes that these measures provide valuable insight into the company's core earnings from continuing operations and enable investors and analysts to better compare core operating results with those of other companies by eliminating items that may be unique to the company. Other companies may define these items differently, and the company cannot assure that adjusted after-tax income is comparable with similarly titled amounts for other companies.